                                                                    EXHIBIT 10.2

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF SEPTEMBER 5, 2001

         THIS AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is entered into as of the date set forth above (the "date hereof") by and among NAP OF THE AMERICAS, INC., a Florida corporation ("NAPA"), and TERREMARK WORLDWIDE, INC., a Delaware corporation ("TWW") (each a "Borrower", and collectively, "Borrowers"), and OCEAN BANK, a Florida-chartered bank ("Bank"). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers and Bank hereby agree as follows:

1. Loan. Subject to and in accordance with the terms and conditions hereof, Bank shall make, and Borrowers shall accept, a loan (the "Loan") in the maximum principal amount of Forty Eight Million and No/100 Dollars ($48,000,000.00).

2. Note. The Loan shall be evidenced by, inter alia, a Promissory Note of even date herewith in the original principal amount of $48,000,000.00 (the "Note"). The Loan shall bear interest and be payable as specified in the Note. The Loan may be repaid in full or in part at any time without premium or penalty. Amounts repaid on the Loan may not be reborrowed.

3. Loan Term. The Loan shall mature eighteen (18) months from date hereof (the "Stated Maturity Date"), which eighteen (18)-month period is referred to herein as the "Initial Loan Term". Subject to and in accordance with the terms and conditions specified in the Note, the Stated Maturity Date may be extended for one period of nine (9) months (the "First Extended Loan Term") and may be further extended for one additional period of nine (9) months (the "Second Extended Loan Term").

4. Commitment Fee. Pursuant to the terms of that certain Commitment Letter of even date herewith from Bank to Borrowers (the "Commitment Letter"), Borrowers shall pay to Bank, on the date hereof, a non-refundable commitment fee of $720,000. Such fee shall be deemed earned by Bank as of the date hereof.

5.       Guarantors.

         (1) The full payment and performance of the Loan and of all obligations at any time owed by Borrowers to Bank under this Agreement, the Note and the other Loan Documents (as hereinafter defined) shall be unconditionally guaranteed, jointly and severally, by Manuel D. Medina ("Medina") and all subsidiaries of TWW (collectively, the "Subsidiaries"; Medina and the Subsidiaries collectively, "Guarantors"), other than NAPA and Coloconnection, Inc., a Florida corporation ("Coloconnection").

         (2) Borrowers represent and warrant to Bank that Coloconnection does not have any material net worth by reason of the fact that the amount of indebtedness it owes to Cupertino Electric, Inc. ("Cupertino"), South Bay Construction, Inc. ("South Bay") and Kinetics Mechanical Services, Inc. ("Kinetics") in connection with Cupertino's, South Bay's, and Kinetics' construction and equipping of the leasehold estate of Coloconnection at 3030 Corvin Drive, Santa Clara, California, is approximately the same as or greater than the value of Coloconnection's assets. Borrowers acknowledge that Bank has relied upon the foregoing representation and warranty in making its decision not to require that Coloconnection be a Guarantor of the Loan.

         (3) Borrowers represent and warrant to Bank that, as of the date hereof, NAPA, Coloconnection and the following entities constitute all of the Subsidiaries which have material assets:

                  (1) TECOTA Services Corp., a Delaware corporation ("TECOTA Services");

                  (2)      Terremark Development, Inc., a Florida corporation;

                  (3) Terremark Financial Services, Inc., a Florida corporation;

                  (4) Terremark Fortune House #1, Inc., a Florida corporation;

                  (5) Terremark Fortune House #1, Ltd., a Florida limited partnership;

                  (6) Terremark Hospitality Services, Inc., a Florida corporation;

                  (7)      Terremark Latin America, Inc., a Florida corporation;

                  (8) Terremark Management Services, Inc., a Florida corporation;

                  (9)      Terremark Northeast, Inc., a New York corporation;

                  (10)     Terremark Realty, Inc., a Florida corporation;

                  (11) Terremark Technology Contractors, Inc., a Florida corporation ("Terremark Technology Contractors");

                  (12) Terremark Trademark Holdings, Inc., a Nevada corporation;

                  (13) TerreNAP Data Centers, Inc., a Florida corporation ("TerreNap Data"); and

                  (14)     TerreNAP Services, Inc., a Florida corporation.

         (4) Upon any entity (other than a Borrower)'s becoming wholly owned (or virtually wholly owned) by any Borrower, Borrowers shall notify Bank of that fact and shall cause such entity to execute and deliver whatever documents Bank requires to make that entity a Guarantor under this Agreement.

6. Security. All obligations at any time owed by Borrowers to Bank under this Agreement, the Note and the Loan Documents shall be secured at all times by the following and the proceeds thereof (collectively, the "Collateral"):

         (1) Pursuant to, inter alia, that certain Leasehold Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing of even date herewith from NAPA to Bank (the "Mortgage"), a perfected first mortgage and first security interest in all right, title and interest of NAPA in, to and under the following (in each case whether now owned or hereafter acquired and whether now existing or hereafter arising):

                  (1) that certain Lease Agreement dated as of October 16, 2000, by and between Technology Center of the Americas, LLC, a Delaware limited liability company ("Technology Center"), as landlord, and NAPA, as tenant, together with the Basic Lease Information Rider thereto (collectively, the "NAPA Lease"), which Lease grants and includes, inter alia: (1) the right to use and occupy the entire second floor, containing approximately 149,184 square feet of leaseable area, of the building having an address of 50 N.E. 9th Street, Miami, Florida and located on the real property described in Exhibit "A", attached hereto and incorporated herein by this reference (collectively, the "Property");
(2) the right to use and occupy certain portions of the roof of the Property, identified in the NAPA Lease as Tenant's Equipment Area, for the placement of certain equipment and other personal property of NAPA; (3) the right to install lines, conduits and connections from Technology Center's main fiber duct bank on the ground level of the Property to the second floor of the Property and to Tenant's Equipment Area; (4) the right to use riser and chaseway space within the Property in connection with Tenant's operations as permitted by the provisions of the NAPA Lease; and (5) such other rights as are granted to NAPA under or pursuant to the NAPA Lease (collectively, the "Leased Premises");

                  (2) all furniture, fixtures, furnishings and equipment and other tangible personal property located on or within, or connected with, the Leased Premises;

                  (3) all other tangible and intangible personal property (including, without limitation, inventory, accounts, documents, chattel paper, contracts and contract rights, instruments, certificates of deposit, letters of credit, equipment and equipment leases, software licenses and enhancements thereof, intellectual property and intellectual property rights, trade names, trade marks, service marks, and general intangibles) pertaining or related to or connected with the Property, the Leased Premises and the NAPA Lease (the foregoing being collectively referred to herein as the "NAPA Facility"), and all other tangible and intangible personal property of NAPA of any kind or nature whatsoever, wherever located, whether now owned or hereafter acquired; and

                  (4) all other collateral referenced or described in the Mortgage and the other Loan Documents;

         (2) Pursuant to, inter alia, that certain Stock Pledge and Security Agreement of even date herewith from TerreNAP Data, as the owner of all of the issued and outstanding shares of NAPA, to Bank (the "TerreNAP Data Pledge Agreement"), a perfected first lien on and first security interest in all stock issued now or hereafter by NAPA;

         (3) Pursuant to, inter alia, that certain Stock Pledge and Security Agreement of even date herewith from TWW, as the owner of all of the issued and outstanding shares of TerreNAP Data, to Bank (the "TWW Pledge Agreement"), a perfected first lien on and first security interest in all stock issued now or hereafter by TerreNAP Data;

         (4) Pursuant to an Assignment of Life Insurance Policy as Collateral of even date herewith (the "Assignment of $15,000,000 Life Insurance Policy"), a pledge and collateral assignment of a life insurance policy in the amount of $15,000,000 owned by TWW, insuring the life of Medina (the "$15,000,000 Life Insurance Policy"), issued by a company satisfactory to Bank, all in form and content satisfactory to Bank. Borrowers and Guarantors acknowledge and agree that upon the death of Medina, the proceeds of the

$15,000,000 Life Insurance Policy shall be automatically applied to the outstanding principal, interest and other sums payable with respect to the Loan, in such order of priority as Lender may elect in its sole discretion, regardless of whether any default or Event of Default exists under the Loan Documents and regardless of whether such sums would otherwise be due and payable under the Loan Documents. Notwithstanding the application of such proceeds, Borrowers shall continue to be obligated to make payments of principal and/or interest strictly in accordance with the terms of the Loan Documents;

         (5) Pursuant to such additional documents as Bank may require, pledges and collateral assignments of an existing life insurance policy in the amount of $5,000,000 owned by Terremark, Inc. (the "$5,000,000 Life Insurance Policy") and an existing life insurance policy in the amount of $2,000,000 owned by TWW (the "$2,000,000 Life Insurance Policy"), both insuring the life of Medina. A $2,000,000 portion of the $5,000,000 Life Insurance Policy was heretofore pledged as collateral for that certain loan from Bank to Communications Investors Group, a Florida general partnership, evidenced by that certain Promissory Note dated March 16, 1999 in the original principal amount of $4,000,000 (the "CIG Loan"), and the remaining $3,000,000 portion of the $5,000,000 Life Insurance Policy was heretofore pledged as collateral for that certain loan from Bank to TWW evidenced by that certain Demand Revolving Promissory Note dated September 13, 2000 in the original principal amount of $5,000,000 (the "TWW Loan"). The TWW Loan is to be paid off pursuant to subsection 8(a) below. In connection with the Loan, the entire $5,000,000 Life Insurance Policy and the $2,000,000 Life Insurance Policy shall be pledged as collateral for: (i) the CIG Loan; (ii) a line of credit from Bank to Medina evidenced by that certain Revolving Promissory Note dated in March 2000 in the original principal amount of $7,500,000 (the "Medina Line of Credit"); and (iii) the Loan. Bank, Borrowers and Guarantors acknowledge and agree that upon the death of Medina, the proceeds of the $5,000,000 Life Insurance Policy and the $2,000,000 Life Insurance Policy: (i) shall be automatically applied to the outstanding principal, interest and other sums payable with respect to the CIG Loan and the Medina Line of Credit, in such order of priority as Lender may elect in its sole discretion, regardless of whether any default or Event of Default exists under the applicable loan documents with respect thereto, and regardless of whether such sums would otherwise be due and payable under such loan documents, and (ii) upon full payment of all such sums, shall be automatically applied to the outstanding principal, interest and other sums payable with respect to the Loan, in such order of priority as Lender may elect in its sole discretion, regardless of whether any default or Event of Default exists under the Loan Documents and regardless of whether such sums would otherwise be due and payable under the Loan Documents. Notwithstanding the application of such proceeds, Borrowers shall continue to be obligated to make payments of principal and/or interest strictly in accordance with the terms of the Loan Documents;

         (6) Assignments of all construction contracts, architect's agreements and subcontracts and all other rights and interests of NAPA pertaining to the buildout, furnishing and equipping of the Leased Premises and the NAPA Facility (collectively, the "Third Party Assignments"), including, but not limited to, the following:

                  (1) an Assignment of Construction Contract with respect to that certain Agreement dated March 29, 2001 (the "Construction Contract") between NAPA and Terremark Technology Contractors, together with a consent thereto executed by Terremark Technology Contractors pursuant to which Terremark Technology Contractors agrees, inter alia, to: (1) assign to Bank, as additional collateral for the Loan, all of its rights under the Construction Contract, including rights to payment and lien rights; (2) not to accept any payments for work heretofore or hereafter furnished; and (3) fully subordinate to the lien of the Mortgage and other Loan Documents any and all of its lien rights under the Construction Contract;

                  (2) an Assignment of Architect's Agreement with respect to that certain Agreement dated January 3, 2001 (the "Architect's Agreement") between NAPA and Bermello, Ajamil & Partners, Inc. (the "Architect"), together with a consent thereto executed by the Architect (the "Architect's Consent"), pursuant to which the Architect agrees, inter alia: (1) to fully subordinate to the lien of the Mortgage and other Loan Documents any and all of its lien rights under the Architect's Agreement; (2) to permit Bank the unrestricted right to use the plans and specifications prepared by the Architect, but solely in connection with the Leased Premises and/or the NAPA Facility, (3) that the list of Architect's subcontractors attached to the Architect's Consent, and the amounts due or to become due to each of them, is true, correct and complete in all respects and; provided, however, that the delivery of such Architect's Consent shall not be a condition precedent to closing of the Loan or to making the Initial Advance, but Borrowers shall use their commercially reasonable efforts to obtain such Architect's Consent and deliver same to Bank within twenty (20) days after the date hereof; and

                  (3) assignments of NAPA's rights, title and interest in, to and under any and all agreements related to work performed on the Leased Premises or otherwise upon the NAPA Facility by any other parties, including, but not limited to, Cupertino, Kinetics and Telcordia Technologies, Inc. ("Telcordia"); and

         (7) Pursuant to such pledge agreements, security agreements and other documents as Bank may require, a perfected first priority lien upon and security interest in all tangible and intangible personal property of each Guarantor other than Medina and of TWW, whether now existing or hereafter acquired.

7. Advances. Subject to the terms, covenants and conditions set forth in this Agreement, Bank shall disburse the Loan proceeds in advances (the "Advances"), with the initial advance of Loan proceeds (the "Initial Advance") being made on the date hereof.

8. Use of Loan Proceeds. The Loan proceeds shall be used only for the following purposes:

         (1) Payment of Certain Existing Loans. As part of the Initial Advance, a portion of the Loan proceeds will be used: (x) to pay in full all outstanding principal, accrued interest and other sums owing with respect to that certain loan from Bank to Medina evidenced by that certain Promissory Note dated May 29, 2001 in the original principal amount of $10,000,000 (the "Medina $10,000,000 Loan"); and (y) subject to the provisions of subsection 8(a)(ii) below, to pay in full all outstanding principal, accrued interest and other sums owing with respect to the TWW Loan.

                  (1) With respect to the Medina $10,000,000 Loan, TWW shall use Loan proceeds either: (x) to pay off same in exchange for the cancellation of the existing indebtedness of TWW to Medina in like amount; or
(y) to pay such existing indebtedness to Medina in full, provided that Medina shall use such funds to pay off the Medina $10,000,000 Loan directly to Bank.

                  (2) With respect to the TWW Loan, Borrowers shall use a portion of the Loan proceeds to purchase a time deposit(s) or certificate(s) of deposit, in such amount as the Bank may reasonably require (but in no event less than $1,491,225), in order to secure the reimbursement obligations of Borrowers and two of TWW's subsidiaries, Coloconnection, Inc. ("Coloconnection") and Terremark Fortune House #2, Ltd. ("Fortune House"), with respect to the following two (2) letters of credit issued by Ocean Bank in connection with the TWW Loan; to-wit: (x) Letter of Credit No. SB516002, in the amount of $741,225, with Fortune House #2 as applicant, and 405 Lexington LLC, as beneficiary, expiring June 16, 2002, but automatically renewable each year until December 31, 2010 (the "Fortune House LC"), and (y) Letter of Credit No. SB921004, in the amount of $750,000, with Coloconnection, as applicant, and Rainbow Property Management, LLC, as beneficiary, expiring September 29, 2002, and automatically renewable each year until September 29, 2010 (the "Coloconnection LC"). Borrowers shall, and hereby do, absolutely and unconditionally guarantee the full and timely payment and performance by Fortune House and Coloconnection of all of their respective reimbursement obligations under and with respect to the Fortune House LC and the Coloconnection LC respectively, and hereby pledge the time deposit(s) or certificate(s) of deposit(s) referred to in this subsection, to secure such guaranty. Borrowers further agree (x) to execute such additional documents as the Bank may require from time to time to evidence, secure and/or perfect the Bank's interest in the foregoing time deposit(s) or certificate(s) of deposit, and (y) that the Borrowers are and shall be liable to Bank for the full amount payable under the Coloconnection LC, notwithstanding the Bank's release of Coloconnection pursuant to that certain Waiver and Release of approximately even date herewith.

         (2) Interest Reserve: $6,660,000 of the Loan proceeds (the "Interest Reserve") will be disbursed from time to time by Bank to pay monthly interest payments due under the Loan. After the first nine (9) months of the Initial Loan Term, the Interest Reserve will be disbursed only from and after the date NAPA achieves annualized revenues of not less than $33,000,000 as shown on audited financial statements satisfactory to Bank (unless Bank elects, in its sole discretion, to make such disbursements notwithstanding that such condition has not been satisfied).

                  (1) Subject to the provisions of clause (iii) below, Bank shall, and is hereby authorized to, disburse amounts from the Interest Reserve in order to enable Borrowers to pay such monthly interest payments as same become due and payable without any prior notice or request from Borrowers. Upon disbursement of funds from the Interest Reserve, the amount disbursed shall be added to the outstanding principal amount of the Loan and shall bear interest at the rate set forth in the Note.

                  (2) Upon the occurrence of an Event of Default, Bank shall have the right, but not the obligation, to continue to disburse payments of monthly interest installments from the Interest Reserve.

                  (3) Establishment of the Interest Reserve shall in no way relieve Borrowers of their obligation to pay interest under the Note in the event the Interest Reserve is depleted.

         (3) Cupertino. As part of the Initial Advance, $6,000,000 of the Loan proceeds shall be disbursed to pay a portion of the outstanding amounts owed to Cupertino, subject to the provisions of subsection 10(f) below.

         (4) Kinetics. As part of the Initial Advance, $1,000,000 of the Loan proceeds shall be disbursed to pay a portion of the outstanding amounts owed to Kinetics, subject to the provisions of subsection 10(g) below.

         (5) Working Capital. Provided that no Event of Default then exists (and no event or circumstance exists which would constitute an Event of Default but for the requirement that notice be given or time elapse or both), and after taking into account the uses and allocations of the Loan proceeds described above and in Section 9 below, the balance of the Loan proceeds, if any, shall be used for working capital for

Borrowers.

9.       Disbursements to Creditors.

         (1) Borrowers represent and warrant to Bank that the creditors (the "Creditors") identified on Exhibit "B" hereto (excluding amounts claimed to be due by Telcordia) claim that they are owed $8,106,352.08 in the aggregate (the "Creditor Balance"), in the amounts specified next to each Creditor's name on Exhibit "B", it being understood, however, that Borrower disputes certain amounts claimed to be owed by certain of the Creditors. Borrowers covenant and agree that within fifteen (15) days after the date hereof, Borrowers shall, out of Loan proceeds disbursed to Borrowers as working capital, or out of additional Advances made to Borrower pursuant to Section 12 hereof, make such payments to Creditors as are necessary to reduce the Creditor Balance to an amount not exceeding $3,000,000 in the aggregate.

         (2) Borrowers further represent and warrant to Bank that (i) the amount currently claimed by Telcordia to be currently invoiced to and unpaid by Borrowers (regardless of whether it is currently due and payable), is approximately $3,506,307 (the "Telcordia Balance"), (ii) Borrowers dispute the Telcordia Balance and have withheld payment from Telcordia as a result of such dispute, and (iii) Telcordia does not have, and has never asserted or claimed, any lien right against any of the Collateral with respect to the Telcordia Balance, or on account of any other work performed by Telcordia on or with respect to any of the Collateral.

         (3) Borrowers represent and warrant to Bank that the total cost required to complete all work at, and equip and furnish the NAPA Facility as contemplated by Borrowers will be approximately $3,000,000, in the aggregate, as estimated by Borrowers in good faith based on the information known to Borrowers as of the date hereof. The foregoing sum excludes the Creditor Balance and the Telcordia Balance as of the date hereof, but includes: (i) all sums for work in process and materials, supplies, equipment and other items ordered or contracted for but not yet billed to Borrowers (collectively, "WIP"); plus (ii) all additional sums for work to be performed and materials, supplies, equipment and other items to be ordered or contracted for (collectively, "Remaining Work"). Borrower covenants and agree that within thirty (30) days after the date hereof, Borrowers shall provide Bank with an itemized schedule showing, as of the date of delivery thereof, the Creditor Balance, WIP and Remaining Work in the aggregate and for each Creditor or other party performing or to be performing work or providing or to be providing materials, supplies, equipment and/or other items for the NAPA Facility, the nature of such work, materials, supplies, equipment and/or other items, and the respective due dates or anticipated due dates for payment thereof.

         (4) In the event any existing or future Creditor (including Telcordia) files a claim of lien against any of the Collateral, and such lien is not paid or otherwise transferred to bond or other security within thirty (30) days after filing of same, Bank reserves to the right, at its sole option and election, to disburse such amount of Loan proceeds (either directly to the lienor or to Borrowers), in order to cause such claim of lien to be released, or to advance funds for such purposes as a future advance or protective advance secured by the Mortgage.

         (5) Borrower covenant and agree that if Bank at any time gives Borrowers written notice of any default under the Loan Documents, then from and after the date of such notice until the default is cured, Borrowers shall not, without Bank's prior written consent, to be granted or not in Bank's sole and absolute discretion, make any payments to any Creditors or any other parties who have performed or are performing work or who have providing or are providing materials, supplies, equipment and/or other items for the NAPA Facility.

10. Documentary Conditions Precedent to Advances. As a condition precedent to Bank's obligation to make any Advance, Borrowers, at their expense, must have delivered the following items to Bank, each of which must be satisfactory to Bank and its counsel in both form and content as determined by Bank in its sole and absolute discretion:

         (1)      The following documents:

                  (1)      The Note duly executed by each Borrower.

                  (2) With respect to each Guarantor, a Guaranty Agreement duly executed by such Guarantor and such other documents as Bank may require.

                  (3)      The Mortgage duly executed by NAPA.

                  (4) An Assignment of Leases and Rents and Security Deposits duly executed by NAPA.

                  (5) UCC-1 Financing Statements duly executed by Borrowers and by Guarantors and duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank's opinion, desirable, to perfect the security interests created by the Mortgage and the other Loan Documents.

                  (6) An Environmental Health and Safety Indemnity Agreement duly executed by Borrowers and Guarantors.

                  (7) The TerreNAP Data Pledge Agreement duly executed by TerreNAP Data.

                  (8)      The TWW Pledge Agreement duly executed by TWW.

                  (9) The Assignment of $15,000,000 Life Insurance Policy, duly executed by the owner of the Life Insurance Policy, duly consented to by the beneficiaries thereof and duly acknowledged by the issuer thereof, and the original of the $15,000,000 Life Insurance Policy (such acknowledgment by the issuer and original Life Insurance Policy to be delivered within twenty (20) days from the date hereof).

                  (10) Such pledges and collateral assignments as Bank may require with respect to the $5,000,000 Life Insurance Policy and the $2,000,000 Life Insurance Policy.

                  (11) All of the Third Party Assignments duly executed by Borrowers with any consents thereto duly executed by the applicable parties (Borrowers to use commercially reasonable efforts to obtain and deliver all required consents within twenty (20) days from the date hereof). (1)

                  (12) The resignation letter in the form set forth in Exhibit "C", attached hereto and incorporated herein by this reference, duly executed by TECOTA Services (the "Resignation Letter").

                  (13) Assignments of such contracts, deposits and other rights of Borrowers and/or

Guarantors as may be required by Bank.

                  (14) Such documents as Bank may require in order to amend any and all of the documents (as heretofore amended) which secure, evidence or are otherwise related to the Existing Loans (as so amended, the "Existing Loan Documents"), so that the Existing Collateral secures all of Borrowers' obligations under this Agreement and all other Loan Documents.

                  (15) Whatever certificates, resolutions and other evidence Bank may require regarding the due organization and existence of each Borrower and Guarantor and regarding the authority and power of each to enter into and perform the Loan Documents and other related documents to which it is a party or signatory, together with a written list of all owners of a direct or beneficial interest in Borrowers and all Guarantors, and of the number of shares or percentage interest owned by each such owner.

                  (16) Such other approvals, consents, certificates (including, but not limited to, estoppel certificates from Terremark Technology Contractors, the Architect and other parties, all to be delivered to Bank within thirty (30) days from the date hereof), opinions, security agreements and documents as Bank may request.

         All of the foregoing documents, together with the Commitment Letter and any other documents now or hereafter evidencing, securing or otherwise related to the Loan, all as same may be substituted, replaced, renewed, split, consolidated, extended, restated, or otherwise modified or amended from time to time, are sometimes collectively referred to in this Agreement as the "Loan Documents".

         (2) A fully paid leasehold mortgagee title insurance policy (the "Title Policy") which shall:

                  (1) be issued by a title insurance company acceptable to Bank (the "Title Company") in the 1975 ALTA form (with 1984 Modifications);

                  (2) provide coverage in an amount not less than $10,000,000;

                  (3) insure the lien of the Mortgage as a first lien upon the NAPA Lease and the Leased Premises, subject to no exceptions other than those which Bank in its sole discretion may allow, including, if Bank so approves same in its sole discretion, an exception pertaining to construction liens that may be claimed by any unpaid Creditors, including any existing claims of lien shown on the Title Policy and approved in writing by Bank (the "Construction Lien Exception"); and

                  (4) provide such other insurance coverages, with such endorsements, as Bank and its counsel may require;

         Borrowers shall satisfy all requirements of the Title Company and/or Bank with respect to insuring the first lien priority of the Mortgage over any existing or potential construction liens (subject to any Construction Lien Exception).

         (3) A UCC-11 search showing no filings affecting Borrowers or Guarantors or their respective interests in the Collateral, except as may be permitted by Bank in its sole and absolute discretion.

         (4) A true and complete copy of the executed NAPA Lease, together with: (1)

                  (1) a duly executed Memorandum of Lease in recordable form and executed by NAPA and Technology Center;

                  (2) a Recognition Agreement and Landlord's Consent, Lien Waiver and Estoppel among NAPA, Lender and Technology Center, pursuant to which Technology Center agrees to, inter alia: (1) consent to NAPA's granting the Mortgage and encumbering the NAPA Lease, Leased Premises and other Collateral thereby; (2) unconditionally subordinate any landlord's or other lien rights it may have in the Collateral located upon the Property; and (3) grant Bank certain rights and remedies with respect to the NAPA Lease, including notice and an opportunity to cure defaults, restrictions on Landlord's termination rights, and provisions for entering into a new lease under certain circumstances; and

                  (3) such other consents, approvals, estoppel certificates, nondisturbance agreements and documents pertaining to the NAPA Lease as Bank may require.

         (5) A subordination to the Loan and the Loan Documents of any existing and permitted future debt or reimbursement obligations of Borrowers to any of the stockholders of Borrowers or affiliated parties, on such terms and conditions as are satisfactory to Bank.

         (6)      With respect to Cupertino:

                  (1) True, correct and complete copies of all agreements with Cupertino, including Borrowers' existing agreement setting forth the terms and conditions pertaining to the payment of the account payable to Cupertino in the approximate amount of $21,581,490, together with the written agreement of Cupertino whereby Cupertino agrees, inter alia, to: (1) accept payment of $6,000,000 on disbursement of Loan proceeds (as contemplated by subsection 8(c) above); and (2) accept payment of the remaining balance due of $16,581,490 over a period of time of not less than five (5) months from the date hereof, and a written statement from Cupertino certifying that all of Cupertino's subcontractors have been paid in full, with the exception of a 10% holdback payable to Hitec, in the approximate amount of $600,000 (collectively, the "Cupertino Agreement"). The Cupertino Agreement shall be subject to the review and approval of Bank in its sole discretion.

                  (2) True, correct and complete copies of the mortgage being granted by NAPA to Cupertino encumbering the NAPA Lease and the Leased Premises (the "Cupertino Mortgage") and any and all other documents in favor of Cupertino encumbering any of the Collateral or otherwise evidencing, securing or otherwise related to Cupertino Mortgage (collectively, the "Cupertino Mortgage Documents"). The Cupertino Mortgage and the other Cupertino Mortgage Documents shall be satisfactory to Bank in all respects in its sole discretion and shall in no event provide for the encumbrance, pledge or hypothecation of any of the stock of Borrowers and Guarantors. The Cupertino Mortgage Documents will be delivered to the Bank for its review and approval within twenty (20) days from the date hereof, but in all events prior to execution and/or delivery thereof by Borrower.

                  (3) A Subordination Agreement in recordable form executed by Cupertino pursuant to which Cupertino agrees, inter alia: (1) to fully subordinate any and all existing lien rights it may have against the Collateral to the lien and encumbrance of the Mortgage and the other Loan Documents, in consideration of being granted the Cupertino Mortgage; and (2) that the Cupertino Mortgage and other Cupertino Mortgage Documents shall be subject, subordinate and inferior to the Mortgage and the other Loan Documents in all respects for all purposes and at all times (the "Cupertino Subordination"). The Cupertino Subordination shall be subject to the review and approval of Bank in its sole discretion.

         (7) True, correct and complete copies of all agreements with Kinetics, including Borrowers' existing agreement setting forth the terms and conditions pertaining to the payment of the account payable to Kinetics in the amount of $4,006,611.92, together with the written agreement of Kinetics whereby Kinetics agrees, inter alia, to: (1) accept payment of $1,000,000 on disbursement of Loan proceeds (as contemplated by subsection 8(d) above); (2) accept payment of the remaining balance due of $3,006,611.92 over a period of time of not less than five (5) months from the date hereof; and (3) fully subordinate any and all existing lien rights it may have against the Collateral to the lien and encumbrance of the Mortgage and the other Loan Documents, and a written statement from Kinetics identifying all of its subcontractors and the approximate amounts due or to be become due to same (collectively, the "Kinetics Agreement"). The Kinetics Agreement shall be subject to the review and approval of Bank in its sole discretion.

         (8) A $5,000,000 time deposit or certificate of deposit purchased by Medina, together with a pledge and collateral assignment thereof from Medina to Bank, all in form and content satisfactory to Bank in its sole discretion, for the purpose of securing the repayment of a portion of the Medina Line of Credit and the CIG Loan. No portion of the Loan proceeds shall be used to purchase such time deposit or certificate of deposit. Such pledge and assignment shall not be released unless and until both the Medina Line of Credit and the CIG Loan are paid in full.

         (9) A favorable opinion of counsel for Borrowers and Guarantors addressing such matters pertaining to the Loan as may be required by Bank, including, but not limited to, the due authorization, execution, delivery, validity and enforceability of the Loan Documents.

         (10) Such policies of property and liability insurance, with endorsements thereto, as may be required by the terms of the Mortgage and other Loan Documents or as may otherwise by required by Bank.

         (11) Bank's having secured such consents and approvals to this Loan as Bank may require in its sole and absolute discretion from its participants in that certain loan in the original principal amount of $60,675,000 from Bank to Technology Center.

         (12)     Such other matters or items as Bank may require.

11. Conditions Precedent to All Advances. The obligation of Bank to make any Advance (including the initial Advance) shall be subject (in addition to the conditions precedent set forth in Section 10) to the further conditions precedent that on the date such Advance is made:

         (1) the following statement shall be true and, if Bank requests it, Bank shall have received a certificate signed by a duly authorized officer of each Borrower dated the date of such Advance stating that: (i) the representations and warranties contained in all of the Loan Documents are true and correct on and as of the date of such Advance; (ii) no event or circumstance exists and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

         (2) Bank shall have received evidence satisfactory to it that, after giving effect to the Advance, neither any Borrower nor any Guarantor will be insolvent (as defined in any and all applicable bankruptcy or insolvency statutes), will be left with unreasonably small capital to conduct its businesses or will have incurred debts beyond its ability to repay them as they mature;

         (3) Bank shall have received such other approvals, opinions or documents as it may request; and

         (4) Bank shall not have made any good faith determination that a material adverse change in the financial condition of any Borrower or Guarantor has occurred, or that the ability of any Borrower of Guarantor to perform its or his obligations under any Loan Document has been materially impaired, or that Bank is insecure. (1)

         No failure by Bank to insist on fulfillment, before it makes a particular Advance, of any condition precedent specified in Sections 10 or 11 shall operate as a waiver of or otherwise impair its right to insist on such condition precedent's fulfillment before it makes any other Advance, and any failure to fulfill such condition precedent on demand shall constitute a breach of covenant hereunder.

12.      Requests and Disbursements.

         (1) Each Advance to Borrowers shall be made on at least two (2) Business Day's prior notice from both Borrowers to Bank specifying for such Advance the date (which must be a Business Day) thereof and the requested amount thereof. Each such notice from Borrowers shall be in writing signed by an authorized representative of both Borrowers and in a form satisfactory to Bank. Each request for an Advance shall be irrevocable and binding on Borrowers.

         (2) Bank shall make each Advance available to Borrowers on the date specified by Borrowers in accordance with subsection 12(a) upon fulfillment of the applicable conditions set forth in Sections 10 and 11, by crediting Borrowers' demand deposit account with Bank.

         (3) Bank may honor requests for Advances from any Borrower but may, in its discretion, require any request to be signed, approved or consented to by all Borrowers. If one but not both Borrowers makes a request to the effect that no further Advances be made (or that a particular Advance not be made to or for the other Borrowers), Bank may either, in its sole discretion, continue making Advances (or may make the particular Advance in question) (in which case both Borrowers shall be jointly and severally liable for repayment thereof) or cease making Advances (or not make the particular Advance in question).

         (4) Each Borrower irrevocably authorizes Bank, if and to the extent any payment is not made when due hereunder or under the Note, to charge from time to time against any account maintained by such Borrower with Bank any amounts so due even if doing so creates an overdraft. Any overdraft so created shall bear interest until paid in full at a per annum rate equal to the rate then generally being charged Bank's customers on overdrafts and shall be due and payable, together with accrued interest, immediately after being created.

         (5) Whenever any payment to be made under this Agreement or the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

13.      Representations and Warranties.

         Each Borrower represents and warrants (and as long as this Agreement is in effect or any indebtedness of a Borrower to Bank remains outstanding, shall be deemed continuously to represent and warrant) to Bank as follows:

         (1) Such Borrower is a corporation, duly formed, validly existing and in good standing under the laws of the State specified at the head of this Agreement.

         (2) The execution, delivery and performance by such Borrower of the Loan Documents to which it is a party are within such Borrower's powers, have been duly authorized by all necessary corporate or other action and do not contravene (i) such Borrower's articles or incorporation or bylaws, or (ii) law or any contractual restriction binding on or affecting such Borrower.

         (3) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of any Loan Document to which it is or will be a party.

         (4) This Agreement is, and each other Loan Document to which such Borrower is to be a party will be, legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms.

         (5) The financial statements furnished Bank in connection with this Agreement fairly represent the financial condition of such Borrower as of the date thereof and the results of the operations of such Borrower for the period ended on such date, all in accordance with GAAP; and since that date there has been no material, adverse change in such condition or operations. Other than as indicated by those financial statements, such Borrower has no direct or contingent obligations or liabilities which would be material to its financial position or condition.

         (6) There is no pending or threatened action or proceeding affecting such Borrower before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of such Borrower.

         (7) Such Borrower has not previously operated under another name or a trade name, other than AmTec, Inc.

         (8) Except as otherwise specifically provided herein, Bank has a perfected first lien on and security interest in the Collateral.

         (9) Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (10)     Such Borrower has not engaged in any activity that is illegal.

         (11) The information contained in the List of Creditors is true, correct and complete, and the List of Creditors identifies all Creditors (including Telcordia) and other parties to whom NAPA (or Terremark Technology Contractors as general contractor) is claimed to owe money.

         (12) The information set forth in subsections 10(g)(i) and 10(h) as to the amounts owed or claimed to be owed to Cupertino and Kinetics, respectively, is true and correct.

         (13) A true, correct and complete list of all existing material service contracts (including any contracts for the provision of security services) pertaining to or affecting the Leased Premises as of the date hereof (the "Existing Service Contracts") is set forth in Exhibit "D", attached hereto and incorporated herein by this reference. The Existing Service Contracts are in full force and effect and have not been modified except as may be set forth in Exhibit "D". There are no existing defaults under the Existing Service Contracts, and there have been no payments of any sums due thereunder made more than thirty (30) in advance days of any due date thereunder.

         (14) A true, correct and complete list of all existing material software license agreements pertaining to or affecting the Leased Premises as of the date hereof (the "Existing Software Licenses") is set forth in Exhibit "E", attached hereto and incorporated herein by this reference (to be provided by Borrowers within five (5) business days from the date hereof). The Existing Software Licenses are in full force and effect and have not been modified except as may be set forth in Exhibit "E". There are no existing defaults under the Existing Software Licenses, and there have been no payments of any sums due thereunder made more than thirty (30) days in advance of any due date thereunder.

         (15) A true, correct and complete list of all Equipment Leases (as defined in the Mortgage) pertaining to or affecting the Leased Premises as of the date hereof (the "Existing Equipment Leases"), including the amounts of the periodic payments due thereunder, the aggregate amount of payments due thereunder, and the value of the equipment leased thereunder, is set forth in Exhibit "F", attached hereto and incorporated herein by this reference. The Existing Equipment Leases are in full force and effect and have not been modified except as may be set forth in Exhibit "F". There are no existing defaults under the Existing Equipment Leases, and there have been no payments of any sums due thereunder made more than thirty (30) days in advance of any due date thereunder.

         (16) NAPA has entered into certain colocation agreements consisting of Permanent Service Orders and Service Orders (the "Colocation Agreements'), all of which incorporate by reference the terms of the form of TerreNAP Data Center Exchange Point and Colocation Agreement (the "Master Agreement") provided to Bank. A true, correct and complete copy of the Master Agreement has previously been provided to Bank. A true, correct and complete list of all Colocation Agreements and the parties thereto as of the date hereof (the "Existing Colocation Agreements") is set forth in Exhibit "G", attached hereto and incorporated herein by this reference. The Existing Colocation Agreements are in full force and effect and have not been modified except as may be set forth in Exhibit "H". There are no existing material defaults under the Existing Colocation Agreements, and there have been no payments of any sums due thereunder made more than thirty (30) days in advance of any due date thereunder.

         (17) Although there exists a term sheet between TWW and the NAP of the Americas, LLC, a true, correct and complete copy of which has been furnished to Bank and its counsel, neither Borrower has entered into any binding agreement with such entity.

         (18) A true, correct and complete copy of that certain District Cooling Service Agreement dated December 1, 2000 between FPL Thermal Systems, Inc. and NAPA (the "FPL Agreement") has previously been provided to Bank. The FPL Agreement is in full force and effect and has not been modified. There are no existing defaults under the FPL Agreement.

         (19) That certain Exclusive Leasing Agreement dated February 23, 2001 among TECOTA Services, T-Rex Technology Centers, LLC and T-Rex Brokerage, LLC has been duly terminated and is of no further force or effect. There are no other existing management, leasing, brokerage or development agreements with respect to the Property or the Leased Premises except those referenced in the Resignation Letter.

         (20) TerreNAP Data owns all of the issued and outstanding shares of NAPA, consisting of 5,000 shares of common stock. Without Bank's prior written consent in its sole and absolute discretion, no additional shares of, or interests, options, warrants or similar grants in, NAPA shall be issued, given, granted or made.

         (21) TWW owns all of the issued and outstanding shares of TerreNAP Data, consisting of 5,000 shares of common stock. Without Bank's prior written consent in its sole and absolute discretion, Borrowers shall not permit or suffer any additional shares of, or interests, options, warrants or similar grants in, TerreNAP Data to be issued, given, granted or made.

         (22) The chief executive offices (as such term is used in Article 9 of the Uniform Commercial Code in effect in the State of Florida as of the date hereof) of each Borrower and each Guarantor are located at 2601 South Bayshore Drive, Suite 900, Miami, Florida 33133 as of the date hereof, and such chief executive offices shall not be changed to any location outside the State of Florida without prior written notice to Bank. (1)

         (23) A significant portion of the proceeds of both the Medina $10,000,000 Loan and the TWW Loan were used to capitalize NAPA or pay debts of NAPA.

         (24) Borrowers own and have the unconditional right to use, on a non-exclusive basis, any and all Intellectual Property (as defined in the Mortgage), associated with the design and installation of the NAPA Facility and the operation thereof.

         (25) In connection with any Advances to pay off or pay down any Creditors who have lien rights, Borrowers have furnished to Bank total or partial lien releases and/or waivers, and affidavits and other documents in connection therewith, as Bank shall require, all of which shall be in form and content satisfactory to Bank in its sole discretion.

         (26) There is no fact which such Borrower has not disclosed to Bank in writing which materially and adversely affects nor, as far as such Borrower can now foresee, is reasonably likely to prove to materially and adversely affect, the business or financial condition of such Borrower or the ability of such Borrower to perform any Loan Document.

14. General Covenants. At all times while this Agreement is in effect or any indebtedness of a Borrower to Bank remains unpaid, each Borrower and Guarantor (other than Medina, but without releasing, waiving, limiting or impairing any other obligation of Medina under his Guaranty) shall, unless Bank otherwise consents in writing:

         (1) Comply in all material respects with all applicable laws, rules, regulations and orders, and pay, before they become delinquent, all taxes, assessments and governmental charges imposed upon it or upon any of its property.

         (2) Not directly or indirectly engage in any business other than those in which it is presently engaged, discontinue any of its existing lines of business or substantially alter its method of doing business.

         (3) Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         (4) Keep proper books of record and account in which full and correct entries will be made of all financial transactions and the assets and business of such Borrower or Guarantor in accordance with GAAP.

         (5) Maintain insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by persons engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or Guarantor operates, provided that such insurance shall in addition comply with the insurance requirements contained in the Mortgage and other Loan Documents.

         (6) At any reasonable time and from time to time, upon reasonable prior notice from Bank, permit Bank, and any agents or representatives of Bank, to inspect and make audits of any of the Collateral, to examine and make copies of and abstracts from the records and books of account of and visit the properties of, such Borrower or Guarantor, and to discuss the affairs, finances and accounts of such Borrower or Guarantor with any of its officers, subject to the confidentiality provisions of Section 31 hereof.

         (7) Not dissolve, liquidate, merge into or consolidate with any entity, or sell, mortgage, merge, pool, transfer or otherwise dispose of any of its properties except inventory in the ordinary course of its business and obsolete equipment which is replaced with comparable equipment of equal or greater value (if needed in such Borrower's or Guarantor's operations) and in which Bank has a first-priority security interest, provided that any such replacement of equipment shall in addition comply with the requirements contained in the Mortgage and the other Loan Documents.

         (8) Not create, incur or permit to exist any lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement (a "Lien") upon or with respect to any property or assets of Borrower or Guarantor (other than pursuant to the Loan Documents), and not obtain any secondary financing on the Collateral ("Secondary Financing") or otherwise encumber the Collateral, without the prior written consent of Bank, which may be withheld in the sole discretion of Bank, except only for such Secondary Financing which is deemed to be "Permitted Secondary Financing" pursuant to Section 17 below, and such Liens which are deemed to be "Permitted Liens" pursuant to Section 17 below.

         (9) Not incur, create or permit to exist, or guarantee or otherwise be or become directly or indirectly liable in respect of, any Indebtedness other than: (i) Indebtedness arising out of this Agreement; (ii) Indebtedness under Permitted Secondary Financing and Permitted Liens; (iii) the Indebtedness under the Existing Equipment Leases and any other Equipment Leases permitted by the provisions of the Mortgage ; (iv) current liability for taxes and assessments incurred in the ordinary course of business; (v) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business (provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade practices); and
(vi) in the case of TWW, guarantees of the lease obligations of Coloconnection. As used herein, the term "Indebtedness" means all indebtedness and obligations for borrowed money or for the deferred purchase price of property or services purchased, all obligations in respect of any letter of credit or acceptance issued or made for such Borrower's or Guarantor's account and all obligations in respect of any capital lease.

         (10) Timely pay and perform all of Borrowers' obligations under the Cupertino Agreement, the Cupertino Mortgage and the other Cupertino Mortgage Documents.

         (11) Timely pay and perform all of Borrowers' obligations under the Kinetics Agreement and any and all other documents evidencing, securing or otherwise related thereto (the "Kinetics Documents").

         (12)     Maintain its operating accounts with Bank.

         (13) Not make any dividends or distributions; provided, however, that prior to the occurrence of an Event of Default hereunder, any Guarantor or NAPA may make cash distributions or dividends to their respective shareholders or partners.

         (14) Not enter into any agreements for the management of the Property which would have the effect of circumventing the intent of the Resignation Letter to cause the removal of TECOTA Services and all affiliated parties of Borrowers as manager under the Operating Agreement, Management Agreement and Development Agreement (as such terms are defined therein) and any comparable agreements upon Bank's delivery of the Resignation Letter to Technology Center pursuant to Section 20(c).

         (15) Upon Bank's request at any time and from time to time, execute (and cause any applicable Guarantors to execute) such additional security documents as Bank may request with respect to the Intellectual Property and cooperate with Bank in connection with the filing of any such documents with the U.S. Patent office and any other applicable federal or state offices or agencies in order to perfect security interests in the Intellectual Property.

         (16)     Not do anything indirectly that it would be prohibited by this
Section 14 from doing directly.

15. Reporting Covenants. At all times while this Agreement is in effect or any indebtedness of a Borrower to Bank remains unpaid, each Borrower shall furnish to Bank the following, all in form and substance and with a degree of detail, satisfactory to Bank:

         (1) as soon as available and in any event within forty five (45) days after the end of each quarter of each fiscal year of TWW, a consolidated and consolidating balance sheet of TWW and the Subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and retained earnings of TWW and the Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each prepared and certified by the chief financial officer of TWW as true and correct;


         (2)      as soon as available and in any event no later than ninety
(90) days after the end of each fiscal year of TWW and the Subsidiaries, a consolidated and consolidating balance sheet of TWW and the Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and retained earnings of TWW and the other Subsidiaries for such fiscal year, all prepared, audited and certified by independent public accountants acceptable to Bank and certified by the chief financial officer of TWW as true and correct;

         (3)      as soon as available and in any event no later than ninety
(90) days after the end of each calendar year, financial statements of Medina reviewed by independent public accountants acceptable to Bank and certified by Medina as true and correct;

         (4) by the fifteenth (15) day of each month, accounts receivable and accounts payable agings for Borrowers as of the end of the previous month and a schedule of their inventory as of the end of the previous month;

         (5) notice of any event which has or may have a material adverse effect upon the financial condition of such Borrower or the value or viability of any of the Collateral;

         (6) as soon as possible and in any event within ten (10) days after the commencement thereof or any adverse determination therein, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality materially affecting such Borrower or any of the Collateral;

         (7) as soon as possible and in any event within ten (10) days after the occurrence of each Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a statement the chief financial officer of such Borrower setting forth the details of such Event of Default or event and the action which such Borrower proposes to take with respect thereto;

         (8) promptly after the filing or receiving thereof, copies of all reports and notices which such Borrower files under the Employee Retirement Income Security Act of 1974 ("ERISA") with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Borrower receives from any of them;

         (9) within ten (10) days after Bank requests same, and in any event, within ten (10) days after the end of each calendar quarter, updated lists of all of the items described in subsection 9(b) and subsections 14(k) through 14(o), with all the information specified therein, certified by Borrowers to be true, correct and complete; and

         (10) within a reasonable time, such other information respecting the condition or operations, financial or otherwise, of such Borrower (including without limitation whatever information is necessary to determine whether such Borrower is in compliance with the covenants in the Loan Documents), Guarantors or any of the Collateral as Bank may from time to time request.

16. Change in Maturity Date of Medina Line of Credit and CIG Loan. Borrowers shall cause: (i) Medina to enter into a modification of the Medina Line of Credit in order to change the maturity date thereof to December 31, 2001; and (ii) CIG to enter into a modification of the CIG Loan in order to change the maturity date thereof to December 31, 2001.

17.      Permitted Secondary Financing and Liens.

         (1) At or after Closing, Borrowers may execute and deliver to Cupertino the Cupertino Mortgage and other Cupertino Mortgage Documents, provided Bank has previously been provided with a copy of the Cupertino Mortgage Documents and has approved in writing the form and content thereof. The Cupertino Mortgage shall be deemed to be a "Permitted Lien", and the Indebtedness secured thereby shall be deemed to be "Permitted Secondary Financing".

         (2) The Existing Equipment Leases shall be deemed to be "Permitted Liens".

         (3) The inchoate lien rights under Chapter 713, Florida Statutes, of any Creditors as described in any Construction Lien Exception in the Title Policy shall be deemed be "Permitted Liens". Such rights of Kinetics shall be deemed to be "Permitted Secondary Financing".

         (4) Borrowers may obtain Secondary Financing, and as security therefor grant Liens upon the Collateral (excluding stock in Borrowers or Guarantors and excluding life insurance policies), in an amount not to exceed $25,000,000 in the aggregate, provided that:

                  (1) no Event of Default exists and no event or circumstance exists and is continuing, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

                  (2) such Liens shall be fully and unconditionally subordinate, in all respects and for all purposes, to Bank's lien on such Collateral and Bank's rights under the Loan Documents;

                  (3) the terms and conditions of such Secondary Financing and Liens and the lender thereunder shall be reasonably acceptable to Bank, considering Bank's then current underwriting standards for subordinate financing on comparable facilities with comparable Borrowers and Guarantors;

                  (4) if required by Bank, Borrowers shall provide an intercreditor agreement in form and substance acceptable to Bank, by and among Borrowers, Bank, the lender providing such Secondary Financing and such other parties as Bank may require; and

                  (5) Borrowers shall provide such other agreements and documents with respect thereto as Bank may require.

         Any Secondary Financing meeting the requirements of this subsection shall be deemed to be "Permitted Secondary Financing", and any Liens therefor meeting the requirements of this subsection shall be deemed to be "Permitted Liens". Borrowers shall timely and fully perform all of their covenants and obligations under any Permitted Secondary Financing.

18.      Equipment Leases.

         (1) Borrowers shall timely and fully perform all of their covenants and obligations under the Existing Equipment Leases.

         (2) Borrowers covenant and agree to use reasonable efforts to obtain from each lessor under the Existing Equipment Leases, within sixty (60) days after the date hereof, a written agreement, in form and content satisfactory to Bank in its sole discretion, pursuant to which such lessor:

                  (1) unconditionally consents to Borrowers' grant of a lien and encumbrance upon, and security interest, in each such Existing Equipment Lease pursuant to the Mortgage and the other Loan Documents;

                  (2) agrees that such lessor shall give Bank written notice of default by Borrowers under such Existing Equipment Lease, and a reasonable period of time from the date of the default, but in no event less than thirty (30) days, in which to cure the default (at Bank's sole option); and

                  (3) agrees that in the event Bank or its designee forecloses upon the Mortgage or otherwise realizes upon or becomes the owner of any of the Collateral, such lessor shall, at Bank's request: (1) recognize Bank or its designee and the successors and assigns of Bank or its designee as the holder of the rights of the lessee under such Existing Equipment Lease; and (2) accept payment and performance by each such party of the obligations of the lessee thereunder.

         (3) Borrowers shall not otherwise modify or terminate the Existing Equipment Leases or enter into any additional Equipment Leases except in accordance with the provisions of Section 2.17 of the Mortgage.

19.      Colocation Agreements.

         (1) NAPA shall timely and fully perform all of its covenants and obligation under all Colocation Agreements.

         (2) So long as no Event of Default exists and no event or circumstance exists and is continuing, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, NAPA may, without Bank's consent, enter into Colocation Agreements on commercially reasonable, market rate terms and conditions.

         (3) Promptly after the execution and delivery any Colocation Agreement, Borrowers shall furnish Bank with a true, correct and complete copy of same.

         (4) Upon Bank's request at any time and from time to time, Borrowers shall furnish Bank with a true, correct and complete list of all of the Colocation Agreements then in existence, together with true, correct and complete copies of all such Colocation Agreements.

20.      Default.

         (1) Any of the following events or conditions shall constitute an Event of Default (as used herein, the term "Obligor" means and includes each Borrower and Guarantor):

                  (1) Borrowers' failure to make any payment of principal of, or interest on, the Note or to pay any other obligation of any Borrower to Bank, at the time and in the manner required under the Note and Mortgage, but subject to any applicable notice and/or cure rights provided for in the Note and Mortgage;

                  (2) Bank's discovery that any representation or warranty made to it by any Obligor is false or misleading in any material respect; (1)

                  (3) Any Obligor's failure to perform or observe any condition or agreement contained in any Loan Document to which it is a party, but subject to any applicable notice and/or cure rights provided for in the applicable Loan Documents;

                  (4) The entry or issuance of any judgment, warrant, writ of attachment, tax lien, writ of garnishment or the like against or in respect of any deposit of any Borrower with Bank or any of the Collateral, to the extent same is not paid or transferred to other security acceptable to Bank in accordance with applicable law within thirty (30) days after such entry or issuance (or such shorter period as Bank may require in order to protect and preserve Bank's security);

                  (5) The dissolution of any Obligor (unless all assets of the dissolved Obligor are acquired by either Borrower or any Guarantor, and continue to be encumbered by the Loan Documents);

                  (6) The institution of a bankruptcy, insolvency, reorganization or similar proceeding by or against any Obligor (and not dismissed within sixty (60) days if filed against an Obligor) in any jurisdiction, the appointment of a receiver for any Borrower's business or a substantial part of its assets or an assignment for the benefit of any Obligor's creditors;

                  (7) A judgment exceeding $100,000 is entered against any Obligor and not discharged or bonded within thirty (30) days;

                  (8) Any Obligor's failure to perform any agreement made by it with or in favor of Bank in any document (other than a Loan Document) and the continuance of such failure for thirty (30) days after notice from Bank;

                  (9) If for any reason other than the death of Medina, Medina ceases to be Chief Executive Officer, Chairman of the Board and President of TWW, ceases to own at least ten percent (10%) of the stock of TWW or disposes of more than five percent (5%) of such stock in any thirty (30)-day period; or TWW ceases to wholly own each other Borrower and Subsidiary;

                  (10) Any Obligor commits (or is reasonably suspected by Bank to commit) an illegal act;

                  (11) Any Loan Document ceases to be valid and binding on an Obligor that is a party to it or such Obligor so contends;

                  (12) Bank fails or ceases to have a perfected, first-priority lien on, security interest in or collateral assignment of (whichever is appropriate) on all or any part of the Collateral;

                  (13) TWW's stock fails to be listed on the American Stock Exchange, the New York Stock Exchange or the NASDAQ national market system;

                  (14) There occurs an Event of Default as defined in the Cupertino Mortgage or any other default under the Cupertino Mortgage, the Cupertino Agreement and/or any other Cupertino Mortgage Documents, which default not cured within any applicable notice and/or cure period thereunder;

                  (15) There occurs any default under the Kinetics Agreement and/or any other Kinetics Documents, which default is not cured within any applicable notice and/or cure period thereunder;

                  (16) There occurs any material default under any Equipment Leases, Colocation Agreements, Existing Software License Agreements (or any software license agreements pertaining to the NAPA Facility and/or the Leased Premises hereafter entered into by Borrowers) and/or Existing Service Agreements (or any service agreements pertaining to the NAPA Facility and/or the Leased Premises hereafter entered into by Borrowers), which default is not cured within any applicable notice and/or cure period thereunder;

                  (17) There occurs any material default under any other Secondary Financing, which default is not cured within any applicable notice and/or cure period thereunder;

                  (18) There occurs any material default under the FPL Agreement, which default is not cured within any applicable notice and/or cure period thereunder;

                  (19) Foreclosure proceedings are instituted with respect to the Cupertino Mortgage and/or the other Cupertino Mortgage Documents and/or any construction and/or other mechanics' liens or other liens (including any liens of Kinetics) upon any of the Collateral and/or any other Secondary Financing or Permitted Liens; and/or

                  (20) Bank makes a good faith determination that a material adverse change in any Obligor's financial condition has occurred, that any Obligor's ability to perform its or his obligations under any Loan Document has been materially impaired, or that Bank is insecure.

         (2) At any time after the occurrence of an Event of Default, Bank may, by notice to Borrowers, (i) declare its obligation to make Advances terminated, whereupon such obligation shall immediately terminate, (ii) declare the Note and all Advances and interest accrued thereon and all other amounts due under the Loan Documents to be immediately due and payable, whereupon the Note, all Advances, all such interest and all other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by each Borrower; provided, however, that upon the occurrence of an Event of Default described in clause (vi) above, the Note, all Advances, all accrued and unpaid interest and all such other amounts due under the Loan Documents shall automatically become and be due and payable in full without presentment, demand, protest or notice of any kind; and (iii) at Bank's sole option, make payments to any Creditors who have not been paid, which payments shall be secured by the Mortgage and the other Loan Documents.

         (3) At any time after the occurrence of an Event of Default, Bank may (in addition to exercising any and all other remedies available to Bank under this Agreement and the other Loan Documents) elect, at its sole option, to cause the Resignation Letter to be delivered to Technology Center. Nothing contained herein shall be deemed to require Bank to cause the Resignation Letter to be so delivered. Unless and until the Resignation Letter is so delivered, it shall no of no force or effect. Bank agrees to hold the Resignation Letter in escrow and not to deliver same except in accordance with the provisions of this subsection 20(c).

21.      Exculpation; Indemnification.

         (1) Bank (and its directors, officers, employees, attorneys and agents) shall not incur any liability to any Borrower (other than for its (or their) own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a United States Court of competent jurisdiction) for acts or omissions arising out of or related directly or indirectly to any Loan Document (including, but not limited to, delivery of the Resignation Letter pursuant to subsection 20(c) above); and each Borrower hereby expressly waives any and all claims and actions (other than those attributable to its (or their) own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a United States Court of competent jurisdiction) against Bank (and its officers, employees, attorneys and agents) arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances. In no event shall Bank be liable to any Borrower for any consequential, punitive or indirect damages, and each Borrower hereby expressly waives any and all claims and actions for any such damages.

         (2) Bank (and its directors, officers, employees, attorneys and agents) shall be indemnified, reimbursed, held harmless and, at the request of Bank, defended by each Borrower from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against Bank (or its directors, officers, employees, attorneys and agents) arising out of or related directly or indirectly to any Loan Document, including, but not limited to, delivery of the Resignation Letter pursuant to subsection 20(c) above (except such as are occasioned by the indemnified person's own gross negligence or willful misconduct as finally determined pursuant to applicable law by a United States Court of competent jurisdiction).

22. Cost, Expenses and Taxes. Borrowers shall pay (or, if appropriate, reimburse Bank for) on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank, with respect thereto and with respect to advising Bank as to its rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses, including those incurred at the appellate level and in bankruptcy proceedings) in connection with the enforcement of the Loan Documents or the restructuring or amendment of any of them (whether in connection with a renewal, a workout, or otherwise). In addition, Borrowers shall pay (or, if appropriate, reimburse Bank for) on demand any and all documentary stamp, intangible and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of any of the Loan Documents, any Advances or any indebtedness contemplated hereby, and shall indemnify Bank and hold it harmless from and against any and all liabilities (including penalties and interest) with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Bank is hereby authorized to deduct any amount due under this Section 22 from the proceeds of any requested Advance or from any bank account of any Borrower maintained with Bank or to make an unrequested Advance to pay any such amount.

23. Additional Costs. If due to either (a) any change (including, without limitation, any imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation or (b) compliance by Bank with any guideline or request from or regulation of any governmental authority (whether or not having the force of law), there is any increase in the cost to Bank of making, funding or maintaining any Advance, Borrowers shall from time to time, upon Bank's demand, pay to Bank additional amounts sufficient to indemnify Bank against such increased costs (except that Borrowers shall have no obligation to indemnify Bank for increased costs due to a change in the rate of tax on the overall net income of Bank). An itemized certificate as to the amount of such increased cost, submitted to Borrowers by Bank, shall, absent manifest error, be conclusive.

24. Prime Depository. Borrowers covenant to and agree with Bank that, for so long as the Loan shall be outstanding, Bank shall be the prime depository for the business accounts of Borrowers and Guarantors, including, without limitation, any and all of the construction disbursement accounts relating to the Collateral. Borrowers recognize that this covenant and agreement was an important factor and material inducement to Bank in establishing the terms and conditions, including the interest rate, of the Loan. If Borrowers violate this covenant and agreement, Bank may elect, upon written notice to Borrowers, to increase the rate of Interest to a rate specified in Bank's notice to Borrowers, which rate shall not exceed Two Percent (2%) per annum more than the non-default interest rate specified in the Note, effective from the date of such notice.

25.      Certain Collateral; Setoff.

         (1) As security for all of Borrowers' obligations to Bank hereunder or under the Note, each Borrower hereby grants Bank a continuing lien on and security interest in all deposit accounts with Bank in which such Borrower has any interest (whether now existing or hereafter established) and all other monies, credits and other property of such Borrower that is now or hereafter owed by or in the possession or control of Bank.

         (2) Upon the occurrence of an Event of Default, Bank may offset and apply to any or all of the obligations secured by the Collateral all monies, credits and other property of any nature whatsoever, and the proceeds thereof, of any Borrower or any Guarantor now or at any time hereafter in the possession of, in transit to or from, under the custody or control of, or on deposit with, Bank or its affiliates, including all escrow and reserve accounts of any Borrower or any Guarantor.

26.      Notices.

         (1) All notices, requests, approvals, consents and other communications provided for hereunder (collectively, a "notice") shall be in writing, shall be addressed to the intended recipient at the address of such party set forth below, and shall be either delivered to such party by nationally recognized overnight delivery service (such as Federal Express or Emery Air Freight), by hand delivery, by Fax, by mailing to such party by certified mail, return receipt requested, postage prepaid. Any party hereto may at any time and from time to time by notice given as herein provided change the address to which future notices to such party are to be given.

         (2) Any party hereto giving a notice to the other pursuant to this Section shall simultaneously give a true and complete copy of such notice to each of the persons designated by the intended recipient thereof as set forth below to receive such copies. Each such copy shall be addressed to the intended recipient at the address of such person set forth below and shall be given by hand delivery, overnight delivery service, or certified mail in the same manner provided above for the giving of notices. Either party hereto may at any time and from time to time by notice given as herein provided change the identity or address of the persons designated to receive such copies or designate additional persons to receive such copies. In no event, however, shall Bank be obligated to give copies of any notice to Borrowers to more than four persons at any time.

         (3) No notice given by any party hereto shall be of any force or effect unless such notice is given in accordance with all of the provisions of this Section.

         (4)      All notices shall be deemed to have been given and received
(1) on the date of delivery if delivered before 5:00 p.m. on a business day; if not, on the next business day, (2) if delivered to a nationally recognized overnight courier service, one day after delivery of such notice to such service, (3) if deposited in the United States mail, three (3) days after mailing, or (4) on the date Faxed if Faxed before 5:00 P.M. on a business day, if not, on the next business day; provided, however, that, when any notice must be given under any provision of a Loan Document on or before a certain date or within a certain period or number of days, such notice shall be deemed to have been given, solely for such purpose, on the date the same was hand-delivered, delivered to such overnight courier or deposited in the United States mails.

         (5) Notices shall be addressed (subject to the foregoing provisions concerning change of addresses) as follows:

If to Bank:                               Ocean Bank
                                          780 N.W. 42nd Avenue
                                          Miami, Florida 33126
                                          Attn: Ralph Gonzalez-Jacobo

and to:                                   Ocean Bank
                                          780 N.W. 42nd Avenue
                                          Miami, Florida 33126
                                          Attn: Luis Consuegra, General Counsel

and with a copy to:                       Shutts & Bowen LLP
                                          201 South Biscayne Boulevard
                                          1500 Miami Center
                                          Miami, Florida   33131
                                          Attn: C. Richard Morgan, Esq.

If to NAPA:                               NAP of the Americas, Inc.
                                          2601 South Bayshore Drive, Suite 900
                                          Miami, Florida 33133
                                          Attn: Robert Finvarb, Esq.
                                          Fax: (305) 856-8190

with a copy to:                           Stearns Weaver Miller Weissler
                                             Alhadeff & Sitterson P.A.
                                          Museum Tower, Suite 2200
                                          150 West Flagler Street

                                          Miami, Florida 33130
                                          Attn: Robert I. Weissler, Esq.
                                          Fax: (305) 789-3395

If to TWW:                                Terremark Worldwide, Inc.
                                          2601 South Bayshore Drive, Suite 900
                                          Miami, Florida 33133
                                          Attn: Robert Finvarb, Esq.
                                          Fax: (305) 856-8190

with a copy to:                           Stearns Weaver Miller Weissler
                                             Alhadeff & Sitterson P.A.
                                          Museum Tower, Suite 2200
                                          150 West Flagler Street
                                          Miami, Florida 33130
                                          Attn: Robert I. Weissler, Esq.
                                          Fax: (305) 789-3395

27. Publicity; Sign. Promptly following closing of the Loan, Bank may: (i) jointly with Borrowers, issue news releases to newspapers, trade publications and other publications announcing Bank as a source for financing of Borrowers; and (ii) install a sign upon the Leased Premises or the Property identifying Bank as a source for financing.

28. Brokerage. Borrowers shall pay all brokerage commissions due and payable in connection with this Agreement and shall indemnify Bank from the claims of any brokers arising by reason of this Agreement. Bank and Borrowers represent to one another that they know of no one entitled to such a brokerage commission.

29. Assignment. This Agreement may not be assigned by any Borrower without Bank's prior consent and any such assignment or attempted assignment without such prior written consent shall be null and void. Bank may, without any Borrower's or Guarantor's consent, assign in whole or in part, and issue participating interests in and to, this Agreement, the Advances and any other Loan Document, and, in connection therewith, may make whatever disclosures regarding Borrowers, Guarantor or the Collateral it wishes.

30. Jurisdiction. Each Borrower hereby irrevocably agrees that any action or proceeding relating hereto or any other document relating to this Agreement or other Loan Documents that is brought by such Borrower shall be tried by the courts of the State of Florida sitting in Miami-Dade County, Florida or the United States district courts sitting in such county. Each Borrower hereby irrevocably submits, in any such action or proceeding that is brought by Bank, to the non-exclusive jurisdiction of each such court, irrevocably waives the defense of an inconvenient forum with respect to any such action or proceeding, and agrees that service of process in any such action or proceeding may be made upon each Borrower by mailing a copy thereof to such Borrower at such Borrower's address set forth in Section 26 (as well as by any other lawful method). Each Borrower hereby irrevocably appoints Brian Goodkind, Esq., whose address is 2601 South Bayshore Drive, Coconut Grove, Florida 33133 as his or its agent to receive service of process in any such action or proceeding on such Borrower's behalf. Service of process on one Borrower in any such action or proceeding shall constitute service on all other Borrowers, and each Borrower irrevocably appoints each other Borrower as its agent to accept service of process on it in any such action or proceeding.

31. Confidentiality. Borrowers may have furnished and may in the future furnish to Bank certain information concerning Borrowers which Borrowers have or will have advised Bank in writing is non-public, proprietary or confidential in nature ("Confidential Information"). Bank confirms to Borrowers that it is Bank's policy and practice to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as confidential, and that it will protect the confidentiality of Confidential Information submitted to it with respect to Borrowers under this Agreement; provided, however, that (i) nothing contained herein shall prevent Bank or any assignee from disclosing Confidential
Information: (1) to its affiliates and their respective directors, officers and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this Section; (2) under color of legal authority, including, without limitation, to any regulatory authority having jurisdiction over it or its operations or to or under the authority of any court deemed by it to be competent jurisdiction; and (3) to any actual or potential assignee of or participant in Bank's or such assignee's rights and obligations under this Agreement, to the extent such actual or potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this section; and (ii) the terms of this section shall be inapplicable to any information furnished to it which is in its possession prior to the delivery to it of such information by Borrower, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of Bank's failure or any prospective participant's or assignee's failure to abide hereby), or which was not non-public, proprietary or confidential when Borrower delivered it to Bank or any assignee.

32. Further Assurances; Power of Attorney. Each Borrower shall, upon request of Bank, execute and deliver such further documents and do such further acts as Bank may reasonably request in order to fully effectuate the purposes of this Agreement and other Loan Documents. Without limiting the generality of the foregoing, each Borrower shall promptly do whatever Bank requests to cure any omission of or in, or error in, any of the Loan Documents. Each Borrower hereby irrevocably appoints Bank as its true and lawful attorney-in-fact (such appointment being coupled with an interest) with full power (in the name of such Borrower or otherwise) to execute and deliver such documents and do such acts as Bank may reasonably deem necessary in order to fully effectuate the purposes of this Agreement and the other Loan Documents.

33.      Certain Definitions. As used herein:

         (1) "Affiliate" means, with respect to a Borrower, any person or entity directly or indirectly controlling or controlled by or under common control with such Borrower.

         (2) "Business Day" means any day other than a Saturday, a Sunday or a holiday on which most banks in Miami, Florida are closed.

         (3) "GAAP" means U.S. generally accepted accounting principles consistently applied.

34.      Joint and Several Liability.

         (1) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Bank hereunder, for the mutual benefit, directly and indirectly, of each Borrower.

         (2) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all the obligations with respect to the Loan, it being the intention of the parties hereto that all of the obligations with respect to the Loan shall be joint and several obligations of both Borrowers without preferences or distinction among them.

         (3) If and to the extent that any Borrower shall fail to make any payment with respect to any of the obligations with respect to the Loan as and when due or to perform any of the obligations with respect to the Loan in accordance with the terms thereof, then in each such event the other Borrower(s) will make such payment with respect to, or perform, such obligations.

         (4) The obligations with respect to the Loan of each Borrower hereunder and under the other Loan Documents constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

         (5) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advance made under this Agreement, notice of any action at any time taken or omitted by Bank under or in respect of any of the obligations with respect to the Advances, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the obligations with respect to the Loan, the acceptance of any payment of any of the obligations with respect to the Loan, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Bank in respect of any of the obligations with respect to the Loan, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the obligations with respect to the Loan or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Bank with respect to the failure by any Borrower to comply with any of its respective obligations with respect to the Loan, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with any applicable laws and regulations which might, but for the provisions of this Section 33, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations with respect to the Loan, it being the intent of each Borrower that so long as any of its obligations with respect to the Loan remain unsatisfied, the obligations with respect to the Loan of such Borrower shall not be discharged except by performance and then only to the extent of such performance. The obligations with respect to the Loan of each Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, or similar proceeding with respect to any Borrower or Bank. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Bank.

         (6) Each Borrower shall be jointly and severally liable for all obligations and liabilities with respect to any Advance regardless of whether it signed or was aware of the request therefor.

35. Illegalities. Bank shall have no obligation to make or issue any Advance if the making of it or the use thereof may violate any law or regulation.

36. Miscellaneous. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. If any provision hereof is capable of more than one interpretation, it shall be interpreted, if possible, so as to render it enforceable. In order to be effective, any addition hereto or any modification or waiver of any provision or provisions hereof must be expressly consented to by Bank in writing. "Hereof," "hereunder," "herein" and words of similar import refer to this Agreement as a whole and not just the paragraph in which they appear. The indemnity obligations herein shall survive repayment of the Loan and the cancellation hereof. No delay or omission by Bank in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or remedy. Bank may grant or deny any approval or consent contemplated hereby in its sole and absolute discretion; whenever used herein, the phrase "acceptable to Bank" or "satisfactory to Bank" means "acceptable and satisfactory to Bank in its sole and absolute discretion" and "in Bank's discretion" or "Bank's sole discretion" means "in Bank's sole and absolute discretion"; and, to be enforceable against Bank, any consent or approval by Bank must be in writing. This Agreement is solely for the benefit of Bank and Borrowers and may not be relied on by any third party.

37. Acceptance Deadline. If Bank signs this Agreement but any Borrower fails to sign and return to Bank a copy of it (together with the commitment fee) within ten (10) days after any Borrower's receipt of this Agreement, any commitment by Bank under this Agreement shall, at Bank's election, become null and void.

38.      Construction of this Agreement.

         (1) Borrowers and Bank agree and acknowledge that each of them, together with their respective legal counsel, have contributed substantially to the preparation and negotiation of the terms of this Agreement and the other Loan Documents, and, as such, this Agreement shall not be interpreted more favorably against one party than the other solely upon the basis of which party actually drafted this Agreement and the other Loan Documents.

         (2) This Agreement and the other Loan Documents are to be read in pari materia, and shall be construed in such a manner as to afford the greatest possible protection and benefit for Bank. In the event of an express conflict between the terms of the Note and the terms of this Agreement or any other Loan Documents as to payment terms, the terms of the Note shall control. In the event of any other express conflict between the terms of this Agreement, and the terms of any other Loan Documents (including, but not limited to, the Commitment Letter), the terms of this Agreement shall govern and control.

39. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT WOULD GIVE EFFECT TO THE LAWS OF ANOTHER JURISDICTION.

40. Waiver of Jury Trial. BANK AND BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING ANY COUNTERCLAIM) BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE

ADVANCES, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT.

41. Amendment and Restatement. This Agreement amends and restates and supersedes in its entirety that certain Credit Agreement dated as of September 5, 2001 among Borrowers and Lender, as amended by that certain letter dated September 5, 2001 from Lender to Borrowers and countersigned by Borrowers, Medina, and CIG. All references in the Loan Documents to the "Credit Agreement" shall be deemed to refer to this Agreement, as same may hereafter be substituted, replaced, renewed, split, consolidated, extended, restated, or otherwise modified or amended from time to time.

         Signed as of the date set forth at the head of this Agreement.


                                        NAP OF THE AMERICAS, INC., a Florida
                                        corporation


                                        By: /s/Brian K. Goodkind
                                           -------------------------------------
                                           Name: Brian K. Goodkind
                                           Title:    President

                                                       [CORPORATE SEAL]

                                        TERREMARK WORLDWIDE, INC., a Delaware
                                        corporation


                                        By:  /s/Brian K. Goodkind
                                           -------------------------------------
                                           Name: Brian K. Goodkind
                                           Title:    Executive Vice President

                                                       [CORPORATE SEAL]

                                        OCEAN BANK,a Florida charted bank

                                        By:  /s/Ralph Gonzales- Jacobs
                                           -------------------------------------
                                           Name:     Ralph Gonzales- Jacobs
                                           Title:    Senior Vice President

                              CONSENT OF GUARANTOR

         The undersigned, as one of the Guarantors of the Loan, and as a major shareholder of Terremark Worldwide, Inc., hereby consents to terms of the Credit Agreement and agrees that: (i) all of the representations and warranties made in the Credit Agreement by Borrowers are true, correct and complete in all material respects and shall be deemed ratified, confirmed and re-affirmed by the undersigned personally; (ii) the Credit Agreement, and all of the terms, covenants and conditions set forth in the Credit Agreement, are binding on and enforceable against Borrowers; and (iii) the undersigned will comply, and will cause the other Guarantors to comply, with all of the terms, covenants and conditions set forth in the Credit Agreement.


                                              /s/Manuel D. Medina
                                              ----------------------------------
                                              Manuel D. Medina

MIADOCS 451602.3 TF

                                 PROMISSORY NOTE

U.S. $48,000,000.00                                    September 5, 2001


1.       PARTIES.

         1.1 NAP OF THE AMERICAS, INC., a Florida corporation ("NAPA"), and TERREMARK WORLDWIDE, INC., a Delaware corporation (collectively and individually, "Borrowers"). The liability and obligations of Borrowers hereunder shall be joint and several.

         1.2 OCEAN BANK, a banking corporation organized and existing under the laws of the State of Florida ("Lender").

      2. BORROWERS' PROMISE TO PAY. For value received, Borrowers jointly and severally promise to pay to the order of Lender, FORTY EIGHT MILLION AND NO/100 DOLLARS ($48,000,000.00) (the "Principal"), or so much of the Principal as may be advanced and outstanding under this Note from time to time, plus interest (the "Interest") on the Principal from time to time remaining unpaid, at the rates and in the manner set forth in this Note.

      3. DEFINITIONS.

         3.1 DEFINED TERMS. In addition to the other terms elsewhere defined herein, the following terms shall have the meanings set forth in this Section 3:

                (1) "Credit Agreement" means that certain Credit Agreement of even date herewith between Borrowers and Lender, as may be amended, modified, supplemented, renewed, extended, replaced, substituted, split, consolidated or increased from time to time.

                (2) "Default" means any event which, with notice or lapse of time or both, would become or result in an Event of Default.

                (3) "Event of Default" means an Event of Default as defined in Section 11 hereof, or any Event of Default as defined in the Mortgage, the Credit Agreement or any other Loan Documents, or, if not defined in any particular Loan Document, any default under such Loan Document which remains uncured beyond any applicable notice and/or cure period.

                (4) "Loan" means the loan from Lender to Borrowers as evidenced by this Note.

                (5)  "Loan  Documents"  means  this  Note,  the  Credit
                     Agreement,   the  Mortgage,  and  all  other  affidavits,
                     certifications, documents and instruments now or hereafter executed by Borrowers, by others, or by Borrowers and others, and Lender, or in favor of Lender, which wholly or partly secure or are executed in connection with this Note or otherwise in connection with the Loan, each as may be amended, modified, supplemented, renewed, extended, replaced, substituted, split, consolidated or increased from time to time.

                (6) "Maturity Date" means the date on which this Note matures as provided in Section 6 hereof (as same may be extended, subject to and in accordance with the terms and conditions of
                     Section 6 hereof), whether on the stated
                     Maturity Date, or any earlier date resulting from acceleration of the outstanding Principal balance and all accrued Interest payable under the Note.

                (7)  "Mortgage" means that certain Leasehold
                     Mortgage and Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date herewith executed by NAPA in favor of Lender, as may be amended, modified, supplemented, renewed, extended, replaced, substituted, split, consolidated or increased from time to time, which Mortgage encumbers the interests in the Mortgaged Property and certain personal property described in the Mortgage and secures the payment of this Note.

                (8)  "Mortgaged Property" means the property
                     described in the Mortgage, and located in Miami-Dade County, Florida.

                (9) "Note" means this Note, as may be amended, modified, supplemented, renewed, extended, replaced, substituted, split, consolidated or increased from time to time.

               (10)  "Obligations" means the indebtedness
                     evidenced by this Note, and claims of every nature and description of Lender against the Obligors pertaining to the Loan, whether present or future, contracted or acquired by Lender, and whether joint, several, absolute, contingent, matured, unmatured, liquidated, unliquidated, or direct or indirect.

                (11) "Obligors" means collectively, and jointly
                     and severally, Borrowers and each endorser, surety and guarantor and all others who are, or who may become, liable for the payment of this Note.

         3.2 OTHER CAPITALIZED TERMS. Unless otherwise defined herein, all other capitalized terms used herein shall have the respective meanings ascribed to them in the Mortgage.

   4.    INTEREST.

         4.1 RATE. Subject to the provisions of Section 4.3 below, the Principal outstanding from time to time under this Note shall bear interest at a fixed rate of interest of Nine and One Quarter Percent (9 1/4%) per annum.

         4.2 INTEREST COMPUTATION. Interest shall be computed on the outstanding Principal balance for the actual number of days which have elapsed from the date of each advance, calculated on the basis of an assumed 360-day year.

         4.3 DEFAULT RATE. Upon the occurrence of an Event of Default under this Note, Interest shall be payable on the outstanding Principal, and to the maximum extent permitted by applicable law, all accrued and unpaid Interest and all other sums due and owing to Lender under this Note and the other Loan Documents, at the maximum rate allowed by applicable law (the "Default Rate"). Such Default Rate shall be computed from the date of the Event of Default until such Event of Default is cured, unless Lender elects to accelerate the outstanding Principal balance on account of such Event of Default, in which event the Default Rate shall apply until this Note is paid in full. After the Maturity Date, Interest shall be payable on the outstanding Principal balance, and to the maximum extent permitted by applicable law, on the accrued and unpaid Interest and all other sums due and payable under this Note and the other Loan Documents, at the Default Rate.

     5.  PRINCIPAL AND INTEREST PAYMENTS.

         5.1 Commencing on October 5, 2001 and continuing on the fifth (5th) day of each calendar month thereafter until the initial Maturity Date specified in Section
               6.1 below, Borrowers shall make monthly payments to Lender of Interest only.

         5.2 If Borrowers duly exercise the First Extension Right (as defined in Section 6.2 below), then: (i) Borrowers shall make a monthly payment to Lender of Interest only on March 5, 2003; and
               (ii)commencing on April 5, 2003,  and  continuing on the fifth
               (5th) day of each calendar month thereafter until the extended Maturity Date specified in Section 6.2 below, Borrowers shall make monthly payments to Lender of Principal in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) each, together with all accrued and unpaid Interest.

         5.3 If Borrowers duly exercise the Second Extension Right (as defined in Section 6.3 below), then commencing on December 5, 2004, and continuing on the fifth (5th) day of each calendar month thereafter until the extended Maturity Date specified in Section 6.3 below, Borrowers shall continue to make monthly payments to Lender of Principal in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) each, together with all accrued and unpaid Interest.

         5.4   Amounts repaid under this Note may not be reborrowed.

     6.  MATURITY DATE.

         6.1 INITIAL MATURITY DATE. Unless earlier accelerated pursuant to the terms of this Note or any of the other Loan Documents, and subject to the provisions of Sections 6.2 and 6.3 below, the entire unpaid Principal and Interest and all other unpaid sums due and owing from Borrowers to Lender under this Note or any other Loan Document shall be due and payable in full on March 5, 2003, which date shall be the Maturity Date.

         6.2 FIRST EXTENSION RIGHT. Borrowers shall have the right to extend the Maturity Date by an additional nine (9) months (the "First Extension Right") to December 5, 2003, (in which event Borrowers shall make monthly payments of Principal and Interest as provided by
               Section 5.2 above and otherwise continue to perform Borrowers' obligations under this Note and the other Loan Documents), provided that all of the following conditions are fully satisfied and performed:

               (1) not less than fifteen (15) days prior to the initial Maturity Date specified in Section
                      6.1 above, Borrowers shall have given
                      written notice to Lender of Borrowers'
                      election to extend the Maturity Date;


               (2)    on or before the initial  Maturity Date specified in
                      Section 6.1 above, Borrowers shall have paid to Lender in cleared funds: (i) an extension commitment fee in the amount of One Half Percent (1/2%) of the then outstanding Principal balance (after giving effect to the mandatory Principal prepayment described in clause
                      (ii) below); and (ii) a Principal prepayment in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00); and

               (3) at the time such notice is given and as of the initial Maturity Date specified in Section 6.1 above, no Default or Event of Default shall exist.

     6.3 SECOND EXTENSION RIGHT. If Borrowers shall have duly exercised the First Extension Right, Borrowers shall have the right to extend the Maturity Date by an additional nine (9) months (the "Second Extension Right") to September 5, 2004 (in which event Borrowers shall make monthly payments of Principal and Interest as provided by Section 5.3 above and otherwise continue to perform Borrowers' obligations under this Note and the other Loan Documents), provided that all of the following conditions are fully satisfied and performed:

               (1) not less than fifteen (15) days prior to the Maturity Date as theretofore extended pursuant to Section 6.2 above, Borrowers shall have given written notice to Lender of Borrowers' election to extend the Maturity Date;

               (2) on or before the Maturity Date as theretofore extended pursuant to Section 6.2 above, Borrowers shall have paid to Lender in cleared funds: (i) an extension commitment fee in the amount of One Half Percent (1/2%) of the then outstanding Principal balance (after giving effect to the Principal prepayment described in clause (ii) below); and (ii) a Principal prepayment in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00); and

               (3) at the time such notice is given and as of the Maturity Date as theretofore extended pursuant to Section 6.2 above, no Default or Event of Default shall exist.

     7. PREPAYMENTS. Borrowers will be permitted to prepay Principal in whole or in part at any time without premium or penalty upon not less than ten (10)
days' prior written notice to Lender specifying the date on which prepayment is to be made, provided that Principal prepayments shall be accompanied by all accrued and unpaid Interest through the date of prepayment.

     8.  USURY SAVINGS CLAUSE.

         8.1 In the event that the Interest Rate or the Default Rate exceeds the maximum rate of interest allowed by applicable law, as amended from time to time, at any time during the term of this Note, only the maximum rate of interest allowed by applicable law shall then be charged.




         8.2 It is the intent of the parties hereto that in no event shall the amount of Interest due or payment in the nature of Interest payable under this Note exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and in the event any such payment is paid by Borrowers or received by Lender, then such excess sum shall be credited as a payment of Principal, unless Borrowers shall notify Lender, in writing, that Borrowers elect to have such excess sum returned to it. Lender may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of: (i) the rate of interest permitted by Florida Statutes, Chapter 665 (Florida Savings Association and Savings Bank Act), by reason of both Section 687.12, Florida Statutes ("Interest rates; parity among licensed lenders or creditors") and 12 United States Code, Sections 85 and 86, and (ii) any other law, rule, or regulation in effect from time to time, available to Lender which exempts Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that allowed by Florida Statutes, Chapter 687.

     9.   APPLICATION OF PAYMENTS.

          9.1 So long as no Default or Event of Default has occurred under this Note, all payments under this Note shall first be applied to Interest, then to Principal.

          9.2 After a Default or an Event of Default under this Note, all payments under this Note shall first be applied to costs pursuant to Section 11.3, then to Interest and the remainder to Principal.

     10.  PLACE OF PAYMENT; FUNDS.

          10.1 All payments under this Note shall be made at Lender's offices at 780 N.W. 42nd Avenue, Miami,
                Florida 33126, or at such other place as Lender may from time to time designate in writing.

          10.2 All payments under this Note shall be made in lawful money of the United States of America.

     11.  DEFAULT AND REMEDIES.

          11.1 Each of the following events shall constitute an "Event of Default" under this Note:

                (1) the failure of any Obligor to pay any installment of Principal and/or Interest due and payable under this Note, within ten (10) days after the date when same became due and payable; or

                (2) the failure of any Obligor to pay in full the outstanding Principal of this Note, together with all accrued and unpaid Interest, on the Maturity Date, whether occurring on the stated Maturity Date, by acceleration, or otherwise; or

                 (3) the failure of any Obligor to pay any other
                     sum due and payable by Borrowers to Lender or to any other person under any of the Loan Documents, within ten (10) days following the date written notice is provided by Lender to Borrowers; or

                 (1) the occurrence of any Event of Default
                     after the expiration of any applicable
                     notice and/or cure periods) under the
                     Mortgage or any of the other Loan Documents.

             11.2 Upon the occurrence of an Event of Default, Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with all accrued and unpaid Interest and all other sums due and owing to Lender under this Note and the Loan Documents, to be immediately due and payable without notice or demand, and Lender may exercise such other rights and remedies as may be available under the Loan Documents or as otherwise may be available at law or in equity.

            11.3 In addition to payments of Interest and Principal, the Obligors shall be jointly and severally liable for the payment of: (i) taxes (excluding corporate and income taxes of Lender), charges and assessments levied on or with respect to the Obligations or the execution, delivery, registration, performance or enforcement of this Note and the Loan Documents, including, without limitation, documentary stamp taxes, intangible taxes and filing fees; and (ii) the costs of securing and enforcing, or attempting to secure and enforce, this Note and the Loan Documents, including, without limitation, Lender's reasonable attorneys' fees, paralegals' fees and legal assistants' fees (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, enforcement of judgments, or otherwise), and all other fees, costs and disbursements incurred in connection therewith.

        12. LATE PAYMENT. Lender has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any Default or Event of Default then existing or thereafter arising under this Note.

        13. CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS.

            13.1 This Note is the Note referred to in, is issued under and is entitled to the benefits of, the Credit Agreement. The Credit Agreement provides for, INTER ALIA, the making of advances by Lender to Borrowers from time to time in an aggregate amount not to exceed the Principal amount and certain other limits specified in the Credit Agreement, the indebtedness resulting from each such advance being evidenced by this Note. Lender is authorized to set forth in writing from time to time on the reverse hereof or on an attached grid the date and amount of each advance, any repayment of the Principal hereof and the Principal balance then unpaid hereon, but no failure to do so shall affect the validity hereof or Lender's rights hereunder.

            13.2   This Note is secured by, INTER ALIA, the Mortgage.

            13.3 Reference is made to the provisions of the Credit Agreement, the Mortgage and the other Loan Documents for a description of the further rights of Lender.

        14. WAIVERS. Borrowers and all other Obligors jointly and severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default (except as provided herein), or enforcement of the payment of this Note, (b) waive any exemption of disposable earnings from attachment or garnishment under Section 222.11, Florida Statutes, (c) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications of this Note from time to time prior to or after the Maturity Date, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (d) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable on this Note or with respect to this Note, (e) agree that Lender shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable under this Note or against the security in order to enforce the payment of this Note, and (f) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender of any such person), the Obligors shall be and remain, jointly and severally, directly and primarily, liable for all sums due under this Note.

        15. SET-OFFS. Borrowers and all other Obligors expressly grant to Lender a continuing first lien security interest in and authorizes and empowers Lender, at its sole discretion, at any time after the occurrence of an Event of Default to appropriate and, in such order as Lender may elect, apply to the payment of this Note or to the payment of any and all indebtedness, liabilities and obligations of such parties to Lender or any of Lender's affiliates, in connection with the Loan, whether now existing or hereafter created or arising or now owned or howsoever after acquired by Lender or any of Lender's affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by Lender for the account of any such parties), any and all money, general or specific deposits, or collateral of any such parties now or hereafter in the possession of Lender, including operating accounts for the Mortgaged Property and any reserve or escrow accounts established pursuant to the Mortgage or the other Loan Documents.

        16. GOVERNING LAW. This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida, excluding principles governing conflicts of laws, and federal law, in the event federal law permits a higher rate of interest than state law.

        17. REMEDIES CUMULATIVE. The rights of Lender arising under this Note and the Loan Documents, and the rights allowed or permitted Lender by law or equity, shall be separate, distinct and cumulative, and the selection of one remedy shall not preclude the selection of another or other remedies until Lender shall have recovered all sums due Lender, together with the appropriate Interest on those sums.

        18. CONCURRENT NOTICE AND/OR CURE PERIODS. Any notice or curative periods, or periods which must elapse before the occurrence of an Event of Default under this Note, shall run concurrently (and not consecutively) with any notice and/or curative period or periods which must elapse before the occurrence of an Event of Default under any Loan Document. Any notice of default under this Note shall be deemed a notice of default under all Loan Documents, and any notice of default under any Loan Document shall be deemed a notice of default under this Note.

        19. ACCOUNTS. Borrowers covenant to and agree with Lender that, for so long as the Obligations shall be outstanding, Lender shall be the prime depository for the business accounts of Borrowers and Guarantors, including, without limitation, any and all of the construction disbursement accounts relating to the improvements to the Mortgaged Property. Borrowers recognize that this covenant and agreement was an important factor and material inducement to Lender in establishing the terms and conditions, including the interest rate, of the Loan. If Borrowers violate this covenant and agreement, Lender may elect, upon written notice to Borrowers, to increase the rate of Interest to a rate specified in Lender's notice to Borrowers, which rate shall not exceed Two Percent (2%) per annum above the interest rate specified in
Section 4.1 above, effective from the date of such notice.

        20. MISCELLANEOUS PROVISIONS.

            20.1 The term "Lender" as used herein shall mean any holder of this Note.

            20.2  Time is of the essence in this Note.

            20.3 The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

               20.4 If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

               20.5 This Note and the Loan Documents constitute and evidence the complete understanding between Lender and Obligors in respect of the Loan. This Note and the Loan Documents may not be amended, modified, supplemented, renewed, extended, replaced, substituted, split, consolidated or increased nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of Lender.

               20.6 Lender shall not by any act, delay, omission or otherwise be deemed to have waived any rights or remedies and no waiver of any kind shall be valid, unless in writing and signed by Lender. Any waiver of any provision of this Note shall be effective only in the specific instance and for the specific purpose for which given.

        21. SUBMISSION TO JURISDICTION. BORROWERS AND ALL OTHER OBLIGORS, JOINTLY AND SEVERALLY, IRREVOCABLY AND UNCONDITIONALLY (A) AGREE THAT ANY SUIT, ACTION, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE BROUGHT EXCLUSIVELY, AT THE OPTION OF LENDER, IN A COURT OF RECORD OF THE STATE OF FLORIDA IN AND FOR MIAMI-DADE COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA, UNLESS OTHERWISE REQUIRED BY OPERATION OF LAW; (B) CONSENT TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTING OR PROCEEDING; AND (C) WAIVE ANY OBJECTION WHICH IT OR THEY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS.

        22. WAIVER OF JURY TRIAL. EXCEPT AS PROHIBITED BY LAW, BORROWERS AND LENDER (BY ACCEPTANCE HEREOF) EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS AND THIRD PARTY CLAIMS) BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS INSTRUMENT OR ANY OF THE OTHER THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREIN, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BORROWERS, LENDER OR ANY GUARANTOR. IF THE SUBJECT MATTER OF ANY LITIGATION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NEITHER BORROWERS NOR LENDER SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN SUCH LITIGATION ANY CLAIM ARISING OUT OF THIS INSTRUMENT. FURTHERMORE, NEITHER BORROWERS NOR LENDER SHALL SEEK TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY LITIGATION IN WHICH A JURY TRIAL CANNOT BE WAIVED. BORROWERS HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF LENDER, NOR LENDER'S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWERS ACKNOWLEDGE THAT THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL INDUCEMENT TO LENDER TO MAKE THE LOAN.

         THE PROPER FLORIDA DOCUMENTARY STAMP TAX HAS BEEN PAID AND THE PROPER DOCUMENTARY STAMPS HAVE BEEN AFFIXED TO THE MORTGAGE.

         IN WITNESS WHEREOF, Borrowers have duly executed this Note, as of the date and year first above written.

                           NAP OF THE AMERICAS, INC., a Florida corporation

                           By:/s/Brian K. Goodkind
                              ______________________________________
                           Name: Brian K. Goodkind
                           Title: President

                                          [CORPORATE SEAL]

                           TERREMARK WORLDWIDE, INC., a Delaware corporation

                           By:/s/Brian K. Goodkind
                              ______________________________________
                           Name: Brian K. Goodkind
                           Title: Executive Vice President

                                           [CORPORATE SEAL]